Exhibit 10.2

CONTRACT MANUFACTURING AGREEMENT

The undersigned,

Medtech Products Inc., a company organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 90 North Broadway, Irvington, New York 10533, together with any affiliate thereof, hereinafter called “Medtech”;

And

PHARMASPRAY B.V., a company organised and existing under the laws of the Netherlands, having its domicile at Demeterlaan 30 (9641 ML) Veendam, hereinafter called “Pharmaspray”.

Sometimes hereinafter jointly referred to as the “Parties” or separately as the “Party”.

WHEREAS:

A.
Medtech is the owner of all Intellectual Property Rights relating to the Product (as defined in Clause 1) for the USA, Canada and certain other countries and is to be considered the Specification Holder of the Product;

B.	Pharmaspray is an aerosol manufacturer filling aerosol cans with cosmetic and medical products;

C.	The Products sold by Medtech are subject to ISO-13485 Standard and GMP 820 standard;

D.	Pharmaspray operates in accordance with ISO-9001:2000 Standard;

E.
The Parties wish to (co)operate in accordance with ISO-13485 Standard, ISO-9001:2000 Standard, the Quality Manual (as defined in Clause 1) and the instructions of Medtech as specified in the Schedule(s) which form part of this Agreement; and

F.
The Parties now wish to formalize this Agreement as a “Turn-Key Agreement” in which they will include all their agreements with respect to the Procurement Services, Production Services, Packaging Services, Logistic Services and other services provided by Pharmaspray to Medtech.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	Definitions

1.1.
The term “Acceptance of the Materials” shall mean the point in time at which the Materials (as defined hereafter) are physically handed over to or become under the control and care of Pharmaspray in order to manufacture and package the Products.

1.2.
The term “Agreement” shall mean this document including the Quality Manual and all (further) Schedules and annexes hereto and thereto, each as amended from time to time by the Parties upon mutual written agreement.

1.3.	The term “Commencement Date” shall mean October 5, 2007.

1.4.
The term "Delivery of the Products" shall mean the point in time at which the Products (as defined hereafter) are delivered to Medtech or the designated agent or distributor of Medtech. Unless otherwise specified in writing, Delivery of Products shall occur ex works (EXW, incoterms 2000) in Veendam.

1.5.
The Term “Force Majeure” shall mean those circumstances which are unforeseeable and beyond the reasonable control of each of the Parties and which prevent the total or partial carrying out of any obligation by a party under this Agreement, such as acts or regulations or decrees of any government (de facto or de jure), natural phenomena, such as earthquakes and floods, fires, riots, shipwrecks, freight embargoes or other circumstances whether similar or dissimilar to those enumerated above.

1.6.
The term “Intellectual Property Rights” shall mean any and all intellectual property rights, good will, know-how and other intangibles relating to the Product and its packaging including (but not limited to) national and international patents, trade name(s) and trademark(s).

1.7.
The term “Logistic Services” shall mean all services provided by Pharmaspray as from the beginning of the manufacture of the Product until the physical delivery of the Product to Medtech, Medtech's distributors, agents or other destinations, including the storage and the arranging of transport.

1.8.	The term “Materials” shall mean all semi fabrics, ingredients, spare parts, and packaging material necessary to assemble the Product.

1.9.	The term "Mold" shall mean the mold purchased by Pharmaspray from NPK Products B.V. on or about May 1, 2007 for use by Pharmaspray in the manufacture of the Product.

1.10.
The term “Packaging Services” shall mean the packaging of the Product(s) (as defined hereafter) by Pharmaspray according to the Quality Manual (as defined hereafter) and other specific instructions of Medtech.

1.11.
 The term “Procurement Services” shall mean the various acts of identifying, qualifying, ordering and obtaining via Purchase Orders or other means those Materials necessary or appropriate to the production of Products until such Materials are physically delivered to Pharmaspray. In performing Procurement Services, Pharmaspray shall act for its own account and not as agent for Medtech.

1.12.
The term “Product” shall mean a consumer product composed and/or manufactured on behalf of Medtech bearing the Compound W Freeze Off® or other trademarks owned by Medtech and used for the cryogenic treatment of warts, skin tags or other lesions in humans, according to Medtech’s specifications as described in Schedule

1.

1.13.
The term “Production Services” shall mean the manufacture of the Product, including production, assembly, filling and labelling of the aerosol cans by Pharmaspray as instructed by Medtech in accordance with the terms of this Agreement and the Quality Manual.

1.14.
The term “Purchase Order” shall mean a written instruction to provide the Procurement Services, Production Services, Packaging Services and Logistics Services, which instruction is prepared by Medtech and directed to Pharmaspray and includes specific instruction as to the delivery of the Product.

1.15.	The term “Quality Manual” shall mean the Quality Agreement attached hereto as Schedule 4, as it may be subsequently amended, revised or replaced upon mutual written agreement.

1.16.	The term “Schedule” shall mean any schedule to this Agreement, including any amendment thereto.

1.17.	The term “Storage Location” shall mean the warehouse located at Demeterlaan 30 and Cereslaan 9 (9641 ML) Veendam unless otherwise agreed by the Parties in writing.

1.18.	The term “Supplier” shall mean suppliers designated or appointed by Pharmaspray, subject to approval by Medtech, as described – non limitative – in Schedule 2.

1.19.
The term “Turn-Key Agreement” shall mean an understanding between the Parties acknowledging the assumption of all responsibility by Pharmaspray for all  Procurement Services, Production Services, Packaging Services, Logistics Services and other services necessary or appropriate to the fulfilment of Purchase Orders for the Product except as otherwise provided in this Agreement.

In as far as applicable in the context of the Agreement, terms defined in the singular shall include the plural and vice versa.

2.	Procurement, Production, Packaging and Logistic Services

2.1.
On the terms and conditions of the Agreement, Medtech hereby appoints Pharmaspray and Pharmaspray hereby accepts such appointment to provide the Procurement Services, Production Services, Packaging Services and the Logistic Services during the term of the Agreement in a manner befitting a careful contractor, excepting only as provided herein.

2.2.
Without limiting the (general) obligations of the contracting Parties under this Agreement, the Parties shall provide mutual assistance and shall co-operate with each other and with third parties in order to ensure that the quality of the Procurement, Production, Packaging and Logistics Services are maintained and that the Parties' expectations in entering into this Agreement are fulfilled; in particular, Pharmaspray represents that it has such resources necessary to fulfil its obligations and that it shall be pro-active in resolving any problems. Medtech shall promptly inform Pharmaspray of all changes in its Compound W Freeze Off® business which may impact on the performance of the Production Services under this Agreement.

2.3.
Pharmaspray shall provide the Procurement services, Production Services, Packaging Services and Logistics Services in accordance with the applicable ISO standards, the Quality Manual and Schedules, any (other) specific instructions of Medtech and any further mandatory national and international specifications, as applicable from time to time.

2.4.
Medtech will provide Pharmaspray every month with a twelve month rolling sales forecast for the Products. The forecast for the three month period immediately following the issuance of the forecast shall be converted into Purchase Orders from Medtech to Pharmaspray, which Purchase Orders shall be deemed binding.

2.5.
If Pharmaspray incurs costs directly based upon Medtech’s forecast for the next three months, and Medtech does not issue a Purchase Order related to those costs within six months after the applicable month, Pharmaspray may charge such costs to Medtech.

2.6.
Pharmaspray will source the Materials mentioned in Schedule 2 from Suppliers approved by Medtech. Pharmaspray will manage a minimum amount of safety stock, with the minimum amount to be determined by the Parties.  To the extent any safety stock agreed by the Parties and maintained by Pharmaspray becomes obsolete due solely to the actions of Medtech, Medtech shall be obligated to reimburse Pharmaspray for its actual cost to purchase such safety stock.

2.7.	Pharmaspray is responsible for the delivery of the Materials required for the manufacture or production of the Product to Pharmaspray’s premises.

2.8.
Subject to clause 7.3 and 7.5 and the provisions of Section 9, Pharmaspray is responsible for the compliance of the Materials with the applicable ISO standards and any further national and international specifications applicable from time to time at the moment of Acceptance of the Materials. Pharmaspray shall check such compliance, in as far as visually observable, at the Acceptance of the Materials.

2.9.
Pharmaspray shall deliver the Products related to a specific written order of Medtech to the distributors or agents of Medtech within four (4) weeks upon such order, provided that Pharmaspray has received the sales forecast the specific order is based upon, in due time.

2.10.
Medtech is allowed to conduct regularly scheduled quality audits of both the production process and the Product at Pharmaspray’s premises at any reasonable time after receipt of written notice from Medtech of its intent in advance. Pharmaspray may require its representative to be present and that such visit is under the condition that the internal rules of Pharmaspray or the Storage Location are being complied with. Medtech will be responsible for all associated costs of such quality audits. Medtech shall have the right to reject Products that do not meet the Product Specifications set forth in Schedule 1, the Quality Manual or other specific instructions of Medtech. Reasonable efforts will be made to salvage usable portions of any batch should a sampling of Products not be in compliance with the Product

Specifications set forth in Schedule 1, the Quality Manual or other specific instructions of Medtech.

2.11.	Pharmaspray shall provide Medtech with updates on its business operations as specified in the Quality Manual.

2.12.
Pharmaspray shall keep an adequate administration of deliveries to Medtech’s distributors or agents. Pharmaspray shall provide copies of all shipping documents to Medtech in case of re-calls, whatever the cause for such re-calls may be.

2.13.
Each Party shall, upon execution of this Agreement, appoint one of its employees to be a relationship manager responsible for liaison between the Parties.  The relationship managers shall conference not less than quarterly and meet in person not less than annually to coordinate the production activities, handle purchase orders, track assembly progress and any packaging work, movement of Product, deliveries, sales status and the current status of the business relationship and manage issues that have arisen.

2.14.	Conveyance and delivery of the Products shall occur ex works (EXW) in Veendam, unless otherwise agreed between the Parties in writing.

2.15.
Medtech is and shall at all times remain the owner of the Intellectual Property Rights to the Product in the United States, Canada and certain other countries where it owns Intellectual Property Rights. No license of whatever nature in relation to any Intellectual Property Rights is granted by Medtech to Pharmaspray.  Pharmaspray shall have the obligation to obtain and maintain all governmental licenses, permits or approvals necessary to manufacture the Product at its facility in Veendam.

3.	Packaging

3.1.	Pharmaspray will package the Product according to the Quality Manual and other specific instructions of Medtech.

3.2.	Pharmaspray has acquired the Mold as described in clause 1.9 above. The acquirement costs were and will be borne by Pharmaspray.

4.	Transport

4.1.
Medtech is responsible for transport of delivered Products from the premises of Pharmaspray at Veendam to her distributors, agents or (other) final destinations. The Parties agree that Pharmaspray shall organize this transport under the authority of and on expense of Medtech, thus acting as representative of Medtech.

4.2.
Medtech shall designate the carrier(s)/transporter(s) to be involved in transportation of delivered Products. Pharmaspray, as representative of Medtech, will contract these carriers/transporters; Medtech being the contractant of the carrier/transporter.

4.3.
All costs of transport taking place after delivery, charged to Pharmaspray, will be charged on to Medtech. Pharmaspray will provide Medtech with copies of the transport invoices the on-charging is based upon.

4.4.
After delivery (ex works) of the Products has taken place, Pharmaspray is neither responsible nor liable for the acts and omissions of carriers/transporters that are contracted by Pharmaspray on behalf of Medtech.

Loading, stowage and discharging

4.5.
The obligation of (un)loading, stowage and discharging the Materials and/or the Products and the liability for any damage to and/or loss of the Materials and/or Products caused by (un)loading, stowage and/or discharging the Materials and/or the Products rests with Pharmaspray, until delivery of the Products to Medtech defined in clause 2.14.

4.6.
Any stipulation, condition, reservation or exemption as to responsibility and/or liability of Pharmaspray for loss of and/or damage to the Materials and/or the Products, occurring during loading on, stowing, and subsequently to the discharging from the means of carriage in which the Materials and/or the Products are (to be) carried (before delivery to Medtech), shall be null and void unless with prior written consent of Medtech.

4.7.	Pharmaspray shall at all times load, stow and discharge the Materials and the Products in accordance with the applicable provisions of the Quality Manual and the specific instructions of Medtech.

5.	Independent and other Subcontractors of Pharmaspray

5.1.
Pharmaspray is entitled to contract and instruct (independent) subcontractors and/or auxiliary persons for the manufacturing, packaging, and storage of the Product, subject to the reasonable written consent of Medtech and subject to reasonable assurance that all confidential and proprietary information of Medtech will be safeguarded.

5.2.
Pharmaspray shall be responsible and liable for the acts and omissions of its employees, servants, (independent) subcontractors, agents, suppliers and other persons whose services it uses for the performance of its obligations under this Agreement, as if such acts and omissions were its own, cases of Force Majeure excepted.

6.	Rates, Charges and Payment Terms

6.1.
All rates, costs and expenses with respect to the production and packaging and storage services shall be charged and invoiced by Pharmaspray to Medtech on a weekly basis and in conformity with the provisions set down in Schedule 3 regarding the rates and charges. The prices set out on Schedule 3 shall be fixed prices for the term of this Agreement; provided, however, Pharmaspray shall be entitled to pass on to Medtech in the first quarter of each calendar year, by mutual written agreement, any significant net increase in prices charged by third parties in connection with Pharmaspray's services provided (including any increase in prices for raw materials).  In the event of a demonstrable price-increase of one or more Materials exceeding  5%, Pharmaspray shall also during the  calendar year be entitled to pass on to Medtech this price-increase in consultation with Medtech.

6.2.
Invoices shall be issued and expressed in Euros and payment shall be made in Euros to a Dutch bank account of Pharmaspray. If, at the request of Pharmaspray, any costs, duties and the like involved with payment shall be paid by Medtech in another currency and/or a foreign bank account, the costs for such payment shall be borne by Pharmaspray.

6.3.
Any objections to the invoice Medtech has received from Pharmaspray shall be made by Medtech in writing within sixty (60) days from the invoice date. If no objections are made within 60 days from the invoice date, the invoice shall be binding on both Parties.

6.4.
Medtech shall pay the invoiced amounts within sixty (60) days counting from the invoice date. Medtech shall only be allowed to pay at a later date with prior written consent of Pharmaspray.  If Medtech pays the invoice within eight (8) days of the invoice date, Medtech shall be entitled to receive a credit equal to 3% of the total amount of the invoice, except of the costs of transport organized on behalf of Medtech as mentioned in clause 4.3

6.5.	Any payment to be made by either Party under this Agreement shall be made in full without set-off, restriction, condition or deduction for or on account in any counterclaim.

6.6.
Any and all outstanding payments of Medtech due to Pharmaspray shall become immediately payable (opeisbaar) if Medtech is declared bankrupt or in moratorium of payments, discontinues its business or if its business is liquidated.

6.7.
If Medtech does not pay the amount due within the agreed time, Medtech shall be legally held to be in default and shall be liable to pay interest equal to the Dutch statutory interest rate plus 4% over the entire invoice amount, commencing on the due date of the invoice, until the actual date of payment. Medtech is liable to pay any and all judicial and/or extra-judicial costs for debt collection by Pharmaspray.

6.8.
To the extent that Product produced and delivered by Pharmaspray are for sale and use in the United States, Canada or anywhere else outside The Netherlands, no VAT tax shall be included in the invoice.

6.9.
The Parties agree that the prices, rates and charges appearing in Schedule 3 have been established for purposes of this Agreement with mutual implicit assumptions in cost of goods sold (“COGS”) and exchange rates between the U.S. dollar and the Euro. To the extent that fluctuations in exchange rates occur such that there is a variance of more than 10% in any twelve month period in the effective exchange rate, the Parties agree to meet and to negotiate in good faith to achieve an equitable and commercially viable accommodation. Increases in COGS not primarily related to exchange rates shall be subject to annual review, and to the extent reasonably applicable shall be modulated by published cost-of-living indexes.

7.	Warranties

7.1.
Subject to clause 7.3 and 7.5, Pharmaspray represents and warrants that the performance of the Production Services shall be in compliance with the Product Specifications set forth in Schedule 1, the Quality Manual and any other provisions of this Agreement, cases of Force Majeure excepted.

7.2.
Subject to clauses 7.3, Pharmaspray represents and warrants that she shall assemble the Products in complete and correct state and in compliance with the Product Specifications set forth in Schedule 1, the Quality Manual and any other provisions of this Agreement, cases of Force Majeure excepted.

7.3.
The representation and warranty mentioned in clause 7.1 and 7.2 do not apply to defects in the Product caused by defects in Materials delivered to Pharmaspray by  Suppliers if the Materials are accompanied by a certificate of analysis conforming with the Specifications and all approval procedures and criteria required by the Quality Manual are met. The representation and warranty does not apply to texts/artwork edited or provided by Medtech.

7.4.
The Parties represent and warrant that, during this Agreement and after termination and completion of this Agreement, except as may be required by judicial process or the regulatory requirements of governmental authority having jurisdiction over the Parties and/or Products, they shall keep confidential any information whatsoever regarding the Materials, the Products, the contents of this Agreement, and the Quality Manual and Schedules and not provide any third party with such confidential information unless with prior written consent of the other Party.

7.5.
The Parties agree that the existing design of the Product is the responsibility of Medtech as specification holder. The responsibility of Pharmaspray is to insure that production of the Product is in all respects in conformance with specifications and applicable regulatory requirements. The warranties of Pharmaspray shall be viewed in all respects as limited by this Section 7.5.

8.	Insurance

8.1	Both Parties shall on request provide the other Party with periodic evidence of satisfactory product liability insurance coverage for the Products.

9.	Liability

9.1.
Pharmaspray shall be liable for any and all damages and costs suffered by Medtech as a consequence of Pharmaspray's non-performance (“tekortkoming in de nakoming”) of its obligations under the Agreement, including but not limited to the warranties granted by Pharmaspray pursuant to clause 7.1 and 7.2 of this Agreement, cases of Force Majeure excepted.

9.2.
Except as set forth in Section 7.5, Pharmaspray shall be responsible for damage, defects, non-delivery or late delivery caused by Materials from Suppliers. Notwithstanding the foregoing, Pharmaspray is not liable for damage, defects, non-delivery or late delivery caused by the design of the Product, the formula(s), the package or instructions, prescribed by Medtech and/or shortcomings caused by Medtech.

9.3.
As to arranging for transport of Products on behalf of Medtech after delivery ex works has taken place, Pharmaspray is only liable for her own acts and omissions; Pharmaspray is not to be considered the insurance carrier or shipper.

9.4.
The Parties agree that Pharmaspray’s liability is in any case limited to the greater of (1) the invoiced value of the Products for that specific order; or (2) the maximum amount Pharmaspray’s insurance company will compensate for in that particular case provided that Pharmaspray has arranged and maintained for sufficient insurance coverage or could reasonably expected to arrange for, and maintain a certain level of insurance coverage, considering the standard practice in the industry, in accordance with this Agreement.

9.5.
Only Medtech shall be responsible and liable for the content of artwork, consumer instructions and label copy. Pharmaspray is not responsible or liable for the content of consumer instructions, artwork and label copies and any (other) texts on the Products, including the Product package. Pharmaspray shall only be responsible for assuring that only artwork provided by or approved by Medtech is accurately utilized.

9.6.
Medtech shall be liable for any and all material damages and costs suffered by Pharmaspray as a consequence of a defect (or defects) in Materials delivered by Medtech or defect(s) in texts/artwork edited or provided by Medtech.

9.7.	Neither of the Parties shall be liable in case of Force Majeure.

9.8.	Claims of either party against the other expire in accordance with the provisions of the Dutch Civil Code. Shorter expiration dates are not valid, unless with prior written consent of the other Party.

10.	Indemnifications

10.1.
Subject to the provisions of Sections 7.3, 7.5 and 9, Pharmaspray will hold harmless and indemnify Medtech from and in regard to any and all claims by third parties in connection to the performance by Pharmaspray of the production and packaging services such as, but not limited to, claims originating from defectiveness of the Products and/or the Materials required for the Products and the production process, cases of Force Majeure excepted.

10.2.	Medtech will hold harmless and indemnify Pharmaspray from and in regard to any and all claims by third parties other than Suppliers, originating from

1.	defects in the texts/artwork edited, approved or provided by Medtech, or

2.	the design of the Product, formula(s), component parts packaging or instructions provided, prescribed or designed by Medtech or Medtech’s predecessors in interest.

11.	Exclusivity

11.1.
During the term of this Agreement, Pharmaspray shall not provide any services whatsoever to third parties in relation to aerosol products similar to or in any way competing with the Product in the United States, Canada and Mexico.

11.2.	During the term of this Agreement, Medtech shall purchase the Product only and exclusively from Pharmaspray.

12.	Duration and Termination

12.1.
This Agreement shall become effective for an initial period of three years, starting from the Commencement Date. This Agreement may be renewed for additional three year periods upon the mutual written consent of the Parties no later than six months prior to the then applicable expiration date.

12.2.	Each of the Parties has the right to terminate this Agreement with immediate effect by giving written notice if any of the following events shall occur:

a.
the other party breaches any of the terms of this Agreement and fails to remedy such breach within thirty (30) days after written notice requiring to do so, unless such breach or failure does not justify this with its consequences in view of its minor importance;

b.	the other party files a petition for moratorium of payments with the competent court or is granted a moratorium of payments;
c.	the other party files a petition for bankruptcy with the competent court or is declared bankrupt; or
d.	the board of directors of the other party resolves to dissolve or liquidate its company.

12.3.
In case of termination of the Agreement pursuant to Clause 12.2, the terminating Party is entitled to receive full compensation for any and all direct damage suffered by it as a result of the termination and/or, in the case of the event stated under Clause 12.2 sub a., any damage suffered as a result of such breach.

12.4.
In deviation of Clause 12.1, Medtech may terminate this Agreement with immediate effect by giving written notice, without any compensation or damages whatsoever to Pharmaspray, if Pharmaspray becomes owned or controlled by or associates with or merges with a producer who provides production services to competitors of the Product.

13.	Completion after termination

13.1.	Upon termination of the Agreement, Medtech is obliged to take delivery of the Materials and (semi) Products still in the possession and/or under the control of

Pharmaspray on the expiration date of the Agreement or, in case of termination with immediate effect, within 2 weeks upon such termination, after payment of all outstanding amounts to Pharmaspray. Pharmaspray and Medtech shall mutually agree as to the allocation of costs incurred for raw materials, labels and packaging; provided, that, in the event Medtech terminates this Agreement for any reason other than as set forth in Sections 12.2 and 12.4 hereof, Medtech shall be obligated to purchase from Pharmaspray, at Pharmaspray’s actual cost, any safety stock agreed between Medtech and Pharmaspray; and provided further, that, notwithstanding the foregoing, any breaching Party shall be fully responsible for such costs (including, without limitation, safety stock maintained by Pharmaspray). Medtech shall have the right, but not the obligation, to purchase any finished Products being held in Pharmaspray’s inventory for which no Purchase Orders have been submitted.

13.2.
If Medtech terminates this Agreement prior to purchasing eight million (8,000,000) units of the Product from Pharmaspray, Medtech shall purchase the Mold from Pharmaspray in an amount equal to 250,000 Euros (the purchase price for the Mold) multiplied by a fraction the numerator of which is the Shortfall Amount (as defined below) and the denominator of which is 8,000,000. The “Shortfall Amount” shall equal eight million (8,000,000) units less the number of units of the Product purchased by Medtech hereunder through the termination date.  Upon Medtech’s purchasing eight million (8,000,000) units of the Product from Pharmaspray, Pharmaspray shall promptly transfer title to the Mold to Medtech.

Should the Mold be utilized by Pharmaspray for purposes other than the manufacture of the Product hereunder, the acquisition cost of the Mold to Medtech shall be reduced proportionately to the additional use.

14.	No Rescission

14.1	The Parties herewith expressly waive the right to rescind the Agreement pursuant to Article 265 of Book 6, Dutch Civil Code.

15.	Miscellaneous

15.1.
Changes in the Quality Manual. Subject to the written consent of Pharmaspray which shall not be unreasonably withheld, delayed or conditioned, Medtech reserves the right to amend or adapt the Quality Manual and Schedules to changes in the aforementioned regulation and legislation and / or to the introduction of new regulations and / or legislation regarding the quality requirements of the Product from time to time.

15.2.
Successors and Assignments. This Agreement is binding on and for the benefit of both Parties and their successors and permitted assignees. Neither Party may assign (its rights under) this Agreement without the prior written consent of the other party. Pharmaspray shall have no rights in the Materials and / or Products of Medtech and may not and shall not attempt to assign any interests, either real or presumed, to the Materials and /or (Semi) Products of Medtech.

15.3.
Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to its subject matter, and supersedes all prior proposals, agreements, memoranda and / or understandings with respect to this Agreement or its subject matter between Medtech and Wartner USA B.V. and Pharmaspray B.V. Any future representation, agreement, understanding or waiver will only be binding if in writing and signed by the Party sought to be bound.

15.4.	Schedules and Annexes. Each schedule, annex and / or the applicable provisions of the Quality Manual will become part of and subject to this Agreement upon signature and date by both Parties.

15.5.	Waivers. Either Party’s failure strictly to enforce any provision of this Agreement will not be construed as a waiver of that provision or as excusing the other Party from future performance.

15.6.
Notices. All notices required or permitted under this Agreement shall be in writing unless otherwise indicated in this Agreement. The notifying Party shall send the written notice to the address of the other Party as shown at the beginning of this Agreement and/or any other address as agreed upon by the receiving Party. Sent notices will only be effective upon actual receipt by the other Party.

15.7.
Electronic Mail. The Parties agree that day-to-day communication can also be by electronic mail (e-mail). Sent e-mail messages will only be effective upon actual receipt by the other Party. Notwithstanding the preceding passages, any message, notice and /or document relating to modification and/or which affects the effect of this Agreement shall only have binding effect if in writing (not being electronic mail and/or other electronic documents) and with written consent of the Parties.

15.8.
Confidentiality. Each Party shall, during this Agreement and after termination and completion of this Agreement, keep confidential any information whatsoever regarding the business of the other Party and not provide any third party with such confidential information unless with prior written consent of the other Party, except as may be reasonably required by judicial process or compliance with applicable governmental and regulatory requirements.

15.9.
Mandatory Law. This Agreement shall only take effect to the extent that its provisions are not contrary to any provision of mandatory (national and / or international) law. Any provision of this Agreement being contrary to any provision of mandatory law or otherwise being null and void does not effect the validity of the other provisions of this Agreement.

15.10.
General Terms and Conditions. The applicability of any general terms and conditions of the contracting Parties, other than those which are expressly and with written consent of both Parties declared applicable to the relationship between Medtech and Pharmaspray under this Agreement, is hereby expressly excluded.

15.11.	Changes to the Agreement. Provisions that deviate from this Agreement can be invoked by both Parties only if and to the extent that these provisions are accepted by both Parties in writing.

15.12.
Severability. If any term or condition of this Agreement is null and void or will become null and void during the course of this Agreement, the validity and effectiveness of all other terms and conditions shall not be impaired thereby. All terms and conditions of this Agreement are separable.

16.	Applicable law and jurisdiction

16.1.
This Agreement is exclusively governed and construed by Dutch law, as will all disputes that may arise from this Agreement. All legal concepts to which reference is made in this Agreement are Dutch legal concepts.

All disputes, arising in connection with the present Agreement or further contracts and / or agreements resulting here from, which cannot be settled amicably, shall be settled by the competent Court of Groningen, The Netherlands, notwithstanding higher appeals.

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This agreement was signed with duplicate originals in Irvington, New York on December 21, 2007.

/s/ Peter J. Anderson	/s/ Jos Schott
Medtech Products Inc.	Pharmaspray B.V.
By: Peter J. Anderson	By: Jos Schott
Treasurer	Managing Director

Schedules

Schedule 1	Product Definitions and Specification
Schedule 2	Suppliers and Materials
Schedule 3	Prices, Rates and Charges
Schedule 4	Quality Manual